As filed with the Securities and Exchange Commission on July 7, 1998.

                                                     Registration No. 333-25799
===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                            ____________________

                       POST-EFFECTIVE AMENDMENT NO. 1
                                     TO
                            FORM S-8 AND FORM S-3

                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                         JD AMERICAN WORKWEAR, INC.
             --------------------------------------------------
             (Exact name of issuer as specified in its charter)

              Delaware                               05-0460102
   -------------------------------              --------------------
   (State or other jurisdiction of                 I.R.S. Employer
   incorporation or organization)               (Identification No.)

46 Old Flat River Road, Coventry, Rhode Island          02816
----------------------------------------------       ----------
(Address of Principal Executive Offices)             (Zip Code)


              JD AMERICAN WORKWEAR, INC. 1995 Stock Option Plan
              -------------------------------------------------
                          (Full title of the plan)

   David N. DeBaene, 46 Old Flat River Road, Coventry, Rhode Island 02816
   ----------------------------------------------------------------------
                   (Name and address of agent for service)

                               (401) 397-6800
        -------------------------------------------------------------
        (Telephone number, including area code, of agent for service)


Approximate date of commencement of proposed sale to the public: Upon exercise of the options granted under the Stock Option Plan, but in no event prior to the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

                                              Proposed          Proposed
                                              maximum           maximum
Title of securities to    Amount to be     offering price      aggregate            Amount of
    be registered         registered(1)      per share       offering price    Registration Fee(2)
----------------------    -------------    --------------    --------------    -------------------

Common Stock
$.002 par value              750,000           $4.84375        $3,632,812.50        $1,100.85

<F1>  The aggregate amount of securities registered hereunder is 750,000 shares of Common Stock of which 500,000 shares are being registered with the filing of this Post-Effective Amendment No. 1 to this Registration Statement. Pursuant to Rule 416 promulgated under the
      Securities Act of 1933, as amended, this Registration Statement covers such additional shares of Common Stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions.
<F2>  The fee with respect to 500,000 shares has been calculated pursuant to paragraphs (h) and (c) of Rule 457 upon the basis of $4.84375, the average of the bid and asked price per share of the Registrant's
      Common Stock on July 7, 1998, a date within five (5) business days prior to the date of filing of this Post-Effective Amendment to the Registration Statement, as reported by the Over The Counter Bulletin
      Board ("OTC Bulletin Board") of the National Association of Securities
      Dealers, Inc.'s ("NASD") Automated Quotation System ("Nasdaq"). A fee of $435.61 was paid with respect to 250,000 shares registered with the Securities and Exchange Commission (the "SEC;" the "Commission") in the initial filing on April 24, 1997.

                              EXPLANATORY NOTE

      This Registration Statement contains two parts. The first part contains a prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers reoffers and resales by affiliates and non-affiliates of JD American Workwear, Inc. (the "Registrant") of shares of Common Stock of the Registrant to be issued upon exercise of options granted pursuant to the Registrant's 1995 Stock Option Plan, as amended. The second part contains Information Required in the Registration Statement pursuant to Part II of Form S-8 and certain items from Information Not Required in the Prospectus pursuant to Part II of Form S-3. Pursuant to the introductory Note to Part I of Form S-8, the Plan Information specified by Part I is not being filed with the Commission.


PROSPECTUS
(Form S-3)


                         JD AMERICAN WORKWEAR, INC.

                               750,000 Shares
                       Common Stock ($.002 par value)
                            ____________________

              JD American Workwear, Inc. 1995 Stock Option Plan
                       (amended as of April 15, 1998)

      This Prospectus is being used in connection with the offering from time to time by certain shareholders (the "Selling Shareholders") of JD American Workwear, Inc. (the "Company") or their successors in interest of shares of the Common Stock ($.002 par value) of the Company ("Common Stock") which have been issued under, or may be acquired upon the exercise or grant of, stock options pursuant to the Company's 1995 Stock Option Plan, as amended (the "Plan").

      The Common Stock may be sold from time to time by the Selling Shareholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell portions of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of these shares, although it has paid the expenses of preparing this Prospectus and the related Registration Statement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The bid and asked prices of the Company's Common Stock on July 7, 1998 as reported by the NASD's OTC Bulletin Board was $4.75 and $4.9375, respectively.

                The date of this Prospectus is July 7, 1998.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS, OTHER THAN AS CONTAINED HEREIN, IN CONNECTION WITH THE OFFER MADE IN THE PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                            ____________________

      The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Additional information concerning the securities offered hereby is to be found in the Registration Statement including various exhibits thereto, which may be inspected at the Commission's office in Washington, D.C.

                            AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

      The Common Stock of the Company is listed for quotation on the NASD's OTC Bulletin Board and is traded under the Symbol "JDAW". Reports, proxy statements and other information filed by the Company can be inspected at the offices of the NASD OTC Bulletin Board, 1735 "K" Street, N.W., Washington, D.C. 20006.

                            ____________________

                     DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed with the Commission (File No. 33-98682) pursuant to the Exchange Act are incorporated herein by reference:

      1. The Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1998, as filed and as amended from time to time.

      2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 12, 1998.

      All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into the Registration Statement of which this Prospectus is a part, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Anthony P. Santucci, Chief Financial Officer, JD American Workwear, Inc., 46 Old Flat River Road, Coventry, Rhode Island 02816, telephone: (401) 397-6800.

                                 THE COMPANY

Recent Developments

      Private Placement of Series A Preferred Stock. In December 1997, the Company completed a private placement of $782,500 of Series A 10% Manditorily Convertible Preferred Stock, $0.001 par value (the "Series A Preferred Stock"). The Series A Preferred Stock is convertible, at the option of the holder, into shares of the Company's Common Stock at an initial conversion rate equal to 1,000 shares of Common Stock for each share of Series A Preferred Stock (representing a conversion price of $1.93 per share of Common Stock), after giving effect to antidilution adjustments resulting from the April 9, 1998 private placement of Series B Preferred Stock described below under "Recent
Developments-- Private Placement of Series B Preferred Stock").   A significant
portion of the proceeds of this offering were used to increase production of finished goods inventory, repay principal and accrued interest on outstanding short term borrowings, fund marketing and sales programs, settle overdue accounts payable and accrued liabilities, and for working capital.

      The Series A Preferred Stock entitles the holders thereof to receive, when and as declared by the Company's Board of Directors, cumulative cash dividends in preference to the payment of dividends on all other shares of capital stock of the Company; however the Company has the option of making payment of the semi-annual dividends on the Series A Preferred Stock either in cash or by issuing additional shares of Series A Preferred Stock. Each holder of Series A Preferred Stock is entitled to vote on all Company matters and is entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series A Preferred Stock are convertible (approximately 405,440 shares of Common Stock).

      The Company has agreed to file a registration statement, no later than July 15, 1998, to register the public resale of the Common Stock issued on conversion of the Series A Preferred Stock. At the time that registration statement is declared effective by the SEC, the Series A Preferred Stock will automatically convert into Common Stock. The Company has agreed to maintain the effectiveness of that registration statement until March 15, 1999.

      Private Placement of Series B Preferred Stock. On April 9, 1998, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with The Union Labor Life Insurance Company, a Maryland corporation ("ULLICO"), and certain additional agreements related to the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, the Company issued to ULLICO 2,500 shares of Series B 12% Cumulative Convertible Preferred Stock, $.001 par value (the "Series B Preferred Stock"). As a part of the issuance of the Series B Preferred Stock, the Company also issued to ULLICO a detached ten-year stock purchase warrant to purchase 799,000 shares of Common Stock at an exercise price of $.01 per share (the "Investor Warrant"). The aggregate purchase price for the Series B Preferred Stock and the Investor Warrant was $2,500,000. The Company will use the net proceeds to facilitate and expand a program of union labor manufacturing of its products, to repay certain notes payable and long-term debt, and for sales and administrative salaries, product development, sales and marketing expense, and other general corporate purposes.

      The Series B Preferred Stock is convertible, at the option of the holder, into the number of shares of Common Stock which results from dividing the conversion price into $1,000 for each share of Series B Preferred Stock being converted. The conversion price shall be $5.00, subject to adjustment.

      The Series B Preferred Stock entitles ULLICO to receive, when and as declared by the Company's Board of Directors, cumulative cash dividends in preference to the payment of dividends on all other shares of capital stock of the Company. The Company has the option of making payment of the semi-annual dividends on the Series B Preferred Stock either in cash or by issuing additional shares ("payment in kind" or "PIK") of Series B Preferred Stock ("PIK Dividends") during the two-year period following issuance of the Series B Preferred Stock (the "PIK Period"). In the event the Company elects to pay dividends in shares of Series B Preferred Stock, the Company is required to issue additional detached ten-year dividend warrants (the "Dividend Warrants") to purchase 54,000 shares of Common Stock at an exercise price of $.01 per share for each semi-annual dividend period that PIK Dividends are paid. During the PIK Period the Company may not pay or declare cash dividends on any stock other than the Series B Preferred Stock. Unless full dividends on the Series B Preferred Stock for all past dividend periods and the then current period shall have been paid or declared and a sufficient sum for the payment thereof set aside in trust for the Series B Preferred Stock Holders, no dividend (other than a dividend payable solely in Common Stock) shall be paid or declared, and no distribution made, on any other shares of stock.

      The Company may, at its own option and at any time after the third anniversary of the original issuance of the Series B Preferred Stock, redeem the Series B Preferred Stock, in whole but not in part. In such event, the Company is obligated to pay holders of the Series B Preferred Stock the investment value per share, which is the sum of (i) the per share amount of $1,000 plus (ii) the amount of any unpaid dividends on such share, plus a redemption premium equal to a 20% internal rate of return on the investment value. A mandatory redemption of 1,250 shares of Series B Preferred Stock is required on each of the first business days of April 2004 and 2005.

      Each holder of Series B Preferred Stock is entitled to vote on all Company matters and is entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series B Preferred Stock are convertible. The Series B Preferred Stock holders shall be entitled to elect one director out of the seven authorized directors of the Company's board and one director out of the three directors comprising the Company's Compensation Committee. If certain events occur or do not occur, such as the failure to pay either a PIK Dividend or cash dividend to the Series B Preferred Stock holders, the holders of the Series B Preferred Stock shall be entitled, immediately upon giving written notice, to elect the smallest number of directors that will constitute a majority of the authorized number of directors.

      The Company and ULLICO entered into a Registration Rights Agreement dated April 9, 1998 (the "Registration Rights Agreement"), which requires the Company, upon written request, to file a registration statement for the public resale of the Common Stock issued on conversion of the Series B Preferred Stock. The Company is required to file and cause to become effective a maximum of two registration statements, excluding registration statements on Form S-3. The Company shall not be obligated to effect more than one registration on Form S-3 during any six-month period and shall be obligated to file and cause to become effective no more than six registration statements on Form S-3. No registration statement is required to be filed unless the proposed public offering price of the securities under such registration shall be at least $5 million (prior to deducting underwriting discounts and commissions). The Registration Rights Agreement also provides for incidental registration.

      Increase in Authorized Capital.   At the Annual Meeting of
Stockholders held April 15, 1998 (the "Annual Meeting"), the shareholders of the Company approved an amendment to the Company's Certificate of Incorporation that increased the number of authorized shares of Common Stock of the Company from 4,500,000 shares to 7,500,000 shares. In January 1998, the Board of Directors of the Company voted to amend the Company's 1995 Stock Option Plan to reserve for issuance under the Plan an additional 500,000 shares, for a total of 750,000 shares, which amendment was ratified by the stockholders of the Company at the Annual Meeting.

Company Background

      JD American Workwear, Inc. designs, markets and sells commercial and industrial workwear highlighted by its two key proprietary safety products, denim safety work jeans ("JD Safety Work Jeans") and cotton\poly blend uniform-style Safety Work Pants ("JD Safety Uniform Pants"). The Company is a party to various supply agreements that will enable it to offer a complete line of commercial and industrial footwear and workwear to complement its JD Safety Work Jeans and JD Safety Uniform Pants. The Company's initial product, JD Safety Work Jeans, was designed and patented by David N. DeBaene, the Company's founder and President. In June 1997, the Company was granted U.S. Patent No. 5,634,215 covering certain functional features of its JD Safety Uniform Pants. This patent will expire in the year 2008.

      Historically, the Company had a manufacturing arrangement with Reed Manufacturing Co., Inc. ("Reed") pursuant to which Reed manufactured both the JD Safety Work Jeans and JD Safety Uniform Pants to the Company's specifications. In December 1997 the Company began producing JD Safety Work Jeans and JD Safety Work Uniform Pants in contractor facilities covered by collective bargaining agreements. As a result, the Company has established manufacturing relationships with Fine Vines, Inc. ("FVI") and East Texas Sportswear, Inc. ("East Texas"). The Company has arrangements with several suppliers, including Reed, FVI and East Texas, pursuant to which such companies supply, under the Company's own label, a complete line of uniform workwear to complement its proprietary safety products. The Company advertises and markets its products through direct mailings, participation and exhibition of products at industrial trade shows, personal solicitations at businesses which have been identified as likely purchasers and industry referrals. The Company's products are sold to several catalog merchants and distributors for resale to customers. The Company sells through its own employees and additionally through a team of independent sales representatives, regional sales directors and sales agents.

      The Company was incorporated in Rhode Island in 1991 under the name Jaque Dubois, Inc. and in 1994 changed its state of incorporation to Delaware. In July 1995, the Company's name was changed to JD American Workwear, Inc. The Company's business address is 46 Old Flat River Road, Coventry, Rhode Island 02816, and its telephone number is (401) 397-6800.

                         FORWARD LOOKING STATEMENTS

      When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, operating results and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Such factors are described in the Company's Exchange Act reports under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Company," "Business" and in the Risk Factors set forth below.

                                RISK FACTORS

      All prospective investors should carefully consider, among other things, the following factors before purchasing any securities offered hereby:


Accumulated Deficit and Operating Losses and Anticipated Continuing Losses; Explanatory Language in Auditor's Report Regarding Ability to Continue as Going Concern. The Company had an accumulated deficit at February 28, 1998 of $4,496,566 and incurred a net loss of $1,162,109 for the fiscal year ended February 28, 1998. At February 28, 1997, the accumulated deficit was $3,334,457 and the Company's net loss for the fiscal year then ended was $804,208. Because the Company is attempting to scale up its operations, it is expected that the Company will continue to sustain losses for part if not all of the fiscal year ended February 28, 1999, and perhaps thereafter. The Company had significant negative cash flow from operations during each of fiscal 1996, 1997 and 1998 and the Company continues to experience negative cash flow as it builds inventory to be in a position to aggressively pursue market opportunities. Additionally, the Company's financial statements are presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The reports of the Company's auditors concerning the Company's financial statements for each of the two years ended February 28, 1998 include an explanatory paragraph expressing substantial doubt with respect to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Need for Additional Financing. In the event that adequate levels of revenue are not realized, higher than anticipated costs are incurred in the expansion of the Company's manufacturing and marketing activities, or product demand exceeds expected levels, the Company may be required to seek additional financing. There can be no assurance that any additional financing thereby necessitated will be available on acceptable terms to the Company, if at all.

Manufacturing, Distribution and Scale Up Risks. Although the Company has established numerous customer relationships as well as relationships with suppliers and manufacturers to conduct operations at higher unit volumes, difficulties may be experienced in inventory management, product distribution and other areas until the Company's operations have been scaled up for some period of time. Since the Company has recently entered into manufacturing arrangements with FVI and East Texas, difficulties such as
production delays and quality control problems may be encountered.   The
Company has switched manufacturers on three occasions, once because of the Company's capital constraints in meeting minimum production levels, once because of the manufacturer's quality control problems and most recently in contemplation of the Company's transaction with ULLICO. Two of these past incidents caused an inventory shortage which adversely affected the Company's operations. Stockholders should be aware that unanticipated problems, many of which may be beyond the Company's control, could be encountered. These include, but are not limited to, product development, marketing and customer support problems, increased competition, new manufacturer learning curve, and lack of credibility with suppliers and customers. There can be no assurance that the Company's products will achieve broad based market acceptance or that in view of the extensive manufacturing, sales and marketing and general overhead costs expected to be incurred by the Company, that any sales will result in positive cash flow or profitable operations.

Limited Customer Base; Seasonality. A significant amount of the Company's past sales have been derived from a relatively small number of customers. Failure of the Company to expand its customer base could have a material adverse effect on the Company's results of operations. The Company's business has been subject to seasonal trends based upon climate, because the highly durable denim in JD Safety Work Jeans is heavier (and consequently warmer) than the materials used in conventional work jeans. Sales volume for JD Safety Work Jeans is higher during the fall and winter seasons and declines to lower levels during the spring and summer seasons. The Company believes that sales of JD Safety Uniform Pants and the conventional workwear now offered by the Company will be somewhat less sensitive to the seasonal trends which affect JD Safety Work Jeans. The Company believes, therefore, that as its revenue mix changes to include greater uniform sales volume, overall seasonality will be reduced, but not eliminated.

Sales and Marketing. The Company has a network of non-exclusive independent sales representatives. The Company's future growth and profitability will depend, in part, on the expansion of this representative network and later, if business conditions dictate, upon the building of an internal sales force, the hiring of a sufficient number of qualified sales agents and upon their ability to develop and continue relationships with commercial accounts.

Dependence on Limited Management; Part Time Chief Financial Officer. The success of the Company is substantially dependent on the efforts and abilities of its founder and President, David N. DeBaene, Thomas A. Lisi, its Executive Vice President of Sales and Marketing, and Anthony P. Santucci, its Chief Financial Officer. Decisions concerning the Company's business and its management are and will continue to be made or significantly influenced by Messrs. DeBaene, Lisi and Santucci. The loss or interruption of their continued services would have a materially adverse effect on the Company's business operations and prospects. Neither Mr. Lisi nor Mr. Santucci are required to devote full-time to the Company. Mr. Santucci's oral agreement with the Company does not require him to devote any minimum amount of time to the Company's business, although it does require him to perform activities related to his office as he shall be reasonably directed and use his best efforts, skills and abilities to promote the best interests of the Company. In the event that the Company's growth is rapid and sustained, the Company may be forced to seek the services of additional accounting and other administrative personnel or a full time senior sales executive or additional sales personnel.

Control by Current Stockholders, Officers and Directors. Management and affiliates of the Company currently beneficially own (including shares they have the right to acquire) approximately 43% of the outstanding Common Stock. These persons are and will continue to be able to exercise control over the election of the Company's directors and the appointment of officers.

Possible Change in Control. Pursuant to its agreements with ULLICO, the Series B Preferred Stock holders shall be entitled to elect one director out of the seven authorized directors of the Company's board and one director out of the three directors comprising the Company's Compensation Committee. If certain events occur or do not occur, such as the failure to pay either a PIK Dividend or cash dividend to the Series B Preferred Stock holders, the holders of the Series B Preferred Stock shall be entitled, immediately upon giving written notice, to elect the smallest number of directors that will constitute a majority of the authorized number of directors. Moreover, ULLICO holds Series B Preferred Stock which is currently convertible into 500,000 shares of Common Stock, and holds warrants to purchase 799,000 shares of Common Stock. Pursuant to its agreements with ULLICO, in the event the Company does not reach certain performance milestones, the Series B Preferred Stock held by ULLICO may be converted into a greater number of shares of the Company's Common Stock than provided for upon conversion if the performance targets are met. As a result, ULLICO could potentially obtain a substantial controlling interest in the Company. There can be no assurance that the Company will be able to meet the performance targets set forth in the applicable agreements and, therefore, avoid a possible change in control of the Company's capital stock. Such a change in control may result in fundamental changes to the management of the Company and the character of its business.

Dividend Policy. The Company has never declared or paid a dividend on its Common Stock, and management expects that a substantial portion of any future earnings will be retained for expansion or development of the Company's business. The decision to pay dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, capital requirements, financial condition and other relevant factors such as contractual obligations. Management, therefore, does not anticipate that the Company will pay dividends on the Common Stock in the foreseeable future.

Significant Competition. The work clothing industry is highly competitive and dominated by several large companies with substantially greater financial resources and name recognition than the Company. Many of these companies are well established and possess substantially greater financial, technological and personnel resources than the Company. The Company's ability to compete with such competition will depend on the features, quality and price of its products, customer service, effective sales and marketing programs and upon its ability to design innovative products which meet the needs of the marketplace. No assurances can be given that the Company will be able to compete successfully.

Limited Proprietary Protection. The Company holds patents issued by the United States Patent and Trademark Office ("PTO") on two of its proprietary products - JD Safety Work Jeans[TRADEMARK] and JD Safety Uniform Pants[TRADEMARK]. No assurance can be given that these patents will provide any meaningful protection. The Company also has registered trademarks in the United States on the aforementioned products as well as on the names Jaque Dubois[REGISTERED TRADEMARK], The Original Jaque Dubois Carpenter Jean[REGISTERED TRADEMARK] and The Original Jaque Dubois Construction Jean[REGISTERED TRADEMARK] which the Company is in the process of discontinuing because of its name change. The Company does not currently have any registered trademarks for the name JD American Workwear, but has filed an application with the PTO to register that name. The Company regards any non-patented and the non-copyrighted technology and know-how related to its products as proprietary trade secrets and attempts to protect them with confidentiality agreements and confidentiality provisions in its employee handbook and in its various agreements. Confidentiality agreements, however, may be difficult to enforce, and, despite the precautions the Company has taken, it may be possible for third parties to copy aspects of the Company's products or, without authorization, to obtain and use information which the Company regards as proprietary.

Underwriter's Unit Purchase Option and Additional Options and Warrants. In connection with the Company's January 11, 1996 initial public offering, the Company issued to the sole underwriter an option to purchase 32,777 Units exercisable at $8.4375 per unit for a term of three years commencing January 11, 1996 (the "Unit Purchase Option"). In addition, the Company has reserved shares of its Common Stock for issuance upon exercise of common stock purchase warrants, including approximately 225,893 warrants issued to investors in connection with the Company's 1995 private placements (collectively, the "Placement Warrants"), 505,775 Class A Warrants, 70,093 warrants issued to a former outside Director, and an aggregate of 382,316 (such amount being subject to certain vesting conditions) warrants issued to two outside consultants of the Company associated with the Underwriter. None of these warrants are subject to the Plan, and they are not covered by the Registration Statement of which this Prospectus forms a part. None of the Placement Warrants or other warrants have been exercised. The holders of the Placement Warrants and certain of the other warrants have certain registration rights with respect to the public resale of the Common Stock underlying the Placement Warrants. In addition, the Company has agreed with the Underwriter, under certain circumstances, to register the Shares and Class A Warrants subject to the Unit Purchase Option for distribution to the public. Exercise of these registration rights could involve a substantial expense to the Company and could prove a hindrance to future financings.

Shares Under Stock Option Plan; Exercise of Convertible Securities. The Company has reserved 750,000 shares of its Common Stock for issuance upon exercise of stock options or similar awards which may be granted pursuant to the Company's 1995 Stock Option Plan, as amended (hereinafter the "Plan"). At the date hereof, stock grants covering 137,500 shares and options to purchase an aggregate of 462,500 shares have been issued under the Plan. Exercise of the Unit Purchase Option, the Placement Warrants, the outstanding warrants and stock options, and those which have been or may be granted under the Plan (collectively, the "Convertible Securities"), will reduce the percentage of Common Stock held by the public stockholders. Further, the terms on which the Company could obtain additional capital during the life of the Convertible Securities may be adversely affected, and it should be expected that the holders of the Convertible Securities would exercise them at a time when the Company would be able to obtain equity capital on terms more favorable than those provided for by such Convertible Securities.

OTC Bulletin Board; Volatility of Price. Currently, the Common Stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board offers less trading liquidity than Nasdaq. Quotes for securities traded on the OTC Bulletin Board are not as widely available in newspapers as are those for Nasdaq. Therefore, this lack of readily available price information may impair the ability of purchasers of the Common Stock to resell the securities offered hereby at or near their purchase price or at any price. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans even if a regular trading market develops. The trading price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's operating results, announcements by the Company or other parties, developments affecting the Company, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial effect on the market price for many companies, often unrelated to the operating performance of such companies and may adversely affect the market price of the Common Stock.

Proceeds of the Offering. The Company will not receive any of the proceeds of this offering. All of the proceeds of this offering will be received by the Selling Shareholders. However, the Company will receive the consideration necessary for the exercise of outstanding options issued under the Plan, if and when such options are exercised. See "Use of Proceeds."

Possible Future Sales of Shares by the Selling Shareholders. Subject to the restrictions described under "Risk Factors -- Shares Eligible for Future Sale" and applicable law, the Selling Shareholders could cause the sale of any or all the shares of Common Stock they own upon the effectiveness of the Registration Statement of which this Prospectus forms a part. The Selling Shareholders may determine to sell shares of Common Stock from time to time for any reason. Although the Company can make no prediction as to the effect, if any, that sales of shares of Common Stock owned by Selling Shareholders would have on the market price prevailing from time to time, sales of substantial amounts of Common Stock, or the availability of such shares for sale in the public market, could adversely affect prevailing market prices of Common Stock.

Shares Eligible for Future Sale. There are 1,984,899 shares of Common Stock currently issued and outstanding. To the extent they are not held by "affiliates," the 327,768 shares sold in the Company's initial public offering, approximately 278,000 shares publicly resold under Rule 144, and the 750,000 shares of Common Stock offered hereby are eligible for sale in the public market. All of the remaining issued and outstanding shares of Common Stock are currently "restricted securities" for purposes of the Securities Act. Although the Company can make no prediction as to the effect, if any, that sales of the shares of Common Stock referred to above would have on the market price prevailing from time to time, sales of substantial amounts of Common Stock, or the availability of such shares for sale in the public market could adversely affect prevailing prices of the Common Stock.

Potential Effect of Penny Stock Rules on Liquidity of Common Stock. If the Company's securities are not listed on the Nasdaq SmallCap market or certain other national securities exchanges and the price thereof falls below $5.00, then subsequent purchases of such securities will be subject to the requirements of the penny stock rules absent the availability of another exemption. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on certain national securities exchanges or designated for quotation on the Nasdaq system). The penny stock rules require a broker-dealer to (i) deliver a standardized risk disclosure document required by the SEC, (ii) provide the customer with (a) current bid and offer quotations for the penny stock, (b) the compensation of the broker-dealer and its salesperson in the transaction, and (c) monthly account statements showing the market value of each penny stock held in the customer's account, (iii) make a special written determination that the penny stock is a suitable investment for the purchaser, and (iv) receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, stockholders may find it more difficult to sell their securities. If the Company's securities were subject to the existing or proposed regulations on penny stocks, the market liquidity for the Company's securities could be severely and adversely affected by limits on the ability of broker-dealers to sell the Company's securities and the ability of Selling Shareholders in this offering to sell their securities in the secondary market.

Limitation on Directors' Liabilities under Delaware Law. Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

Authorization and Discretionary Issuance of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

Registration Rights of Series B Stockholder. Pursuant to the Registration Rights Agreement, the Company, upon written request, is required to file a registration statement for the public resale of the Common Stock issued on conversion of the Series B Preferred Stock. The Company is not obligated to prepare, file and cause to become effective more than two registration statements, excluding registration statements on Form S-3. The Company is not obligated to effect more than one registration on Form S-3 during any six-month period, nor is it obligated to prepare, file and cause to become effective more than six registration statements on Form S-3. The Company is not required to effect a registration pursuant to any registration statement, other than on Form S-3, unless the proposed public offering price of the securities to be included in such registration shall be at least $5 million (before deducting underwriting discounts and commissions). The Registration Rights Agreement also provides for incidental registration of the Company's Common Stock. The Company has also agreed to file, no later than July 15, 1998, a registration statement to register the public resale of the Common Stock issued on conversion of the Series A Preferred Stock, which will automatically convert into Common Stock at the time the registration statement is declared effective by the SEC.

Conversion of Preferred Shares. The Series A Preferred Stock and the Series B Preferred Stock are convertible into Common Stock. Either event of conversion will reduce the percentage of Common Stock held by public stockholders, thereby diluting their holdings.

                               USE OF PROCEEDS

      The shares which may be sold under this Prospectus will be sold for
the respective accounts of each of the Selling Shareholders.   Accordingly,
the Company will not realize any proceeds from the sale of the shares, except that the Company will derive net proceeds of approximately $1,350,000 if all of the options currently outstanding are exercised. Such funds will be available to the Company for working capital and general corporate purposes. No assurance can be given, however, as to when or if any or all of the options will be exercised. All expenses of the registration of the Shares will be paid for by the Company. See "Selling Shareholders" and "Plan of Distribution."

                            SELLING SHAREHOLDERS

      The following table sets forth the name and relationship to the Company of each Selling Shareholder and the number of shares of Common Stock which each Selling Shareholder (1) owned of record as of June 12, 1998; (2) may acquire pursuant to the exercise of a previously granted option or options under the Plan, all of which Shares may be sold pursuant to this Prospectus; and (3) the amount of Common Stock to be owned by each Selling Shareholder assuming the exercise of all options granted under the Plan, and the sale of all shares acquired upon exercise of such options.


                                                   Expected to
                                                 Acquire Pursuant        Amount of           Percentage of
                                                 to the Plan and      Common Stock to         Common Stock
Name and Relationship to the     Owned as of     Offered Pursuant     be Owned After          Owned After
          Company               June 12, 1998       Hereto(1)        Exercise and Sales    Exercise and Sales
----------------------------    -------------    ----------------    ------------------    ------------------

Mission Bay Consulting, Inc.
(Consultant)(2)                   47,000(3)          350,000                 0                     0%

<F1>  Includes shares that may be acquired within 180 days upon exercise of options, subject to certain vesting conditions.
<F2>  The figures reflect the beneficial ownership of Mission Bay
      Consulting, Inc. ("Mission Bay")  and its affiliated persons, if any.
      The Company shall issue to Mr. Randy Beimel of Mission Bay, in connection with his consulting services, immediately exercisable options to purchase up to 300,000 shares, of which 50,000 shares are subject to option at each of the following exercise prices, with the expiration dates noted:  $3.25 (March 2, 1999); $3.75 (June 2, 1999);
      $4.25 (September 2, 1999); $4.75 (December 2, 1999); $5.25 (March 2,
      2000; and $5.75 (June 2, 2000).
<F3>  Includes 12,000 shares of Common Stock beneficially owned by Mr.
      Beimel and 14   shares of Series A Preferred Stock, each convertible
      into 2,500 shares of Common Stock.

                            PLAN OF DISTRIBUTION

      The securities covered by this Prospectus (the "Securities") may be sold from time to time by the Selling Shareholders, or by pledgees, transferees or other successors in interest, on the NASD's OTC Bulletin Board (or such other exchange on which the Securities are listed at the time of sale), in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The Securities may be sold by various methods, including, but not limited to one or more of the following;
(a) directly in a privately negotiated transaction; (b) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchased by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (d) an exchange transaction in accordance with the rules of such exchange; and (e) ordinary brokers transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Alternatively, the Selling Shareholders may from time to time offer the Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Shareholders and/or the purchasers of Securities for whom they may act as agents. In addition any of the Securities which qualify for sale pursuant to Rule 144 under the Securities Act, or otherwise pursuant to an applicable exemption under the Securities Act, may be sold other than pursuant to this Prospectus.

      The Selling Shareholders and any such underwriters, dealers or agents that participate in the distribution of Securities may be deemed to be underwriters, and any profit on the sale of the Securities by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Shareholders or by an agreement between the Selling Shareholders and underwriters or dealers. Brokers or dealers acting in connection with the sale of the Securities contemplated by this Prospectus may receive fees or commissions in connection therewith.

      At the time a particular offer of Securities is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Securities purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. The Company will pay all of the expenses incident to the registration and certain other expenses related to this offering with respect to Securities, other than underwriting commissions and discounts, normal commission expenses and brokerage fees, applicable transfer taxes and attorney's fees of Selling Shareholders' counsel.

      Upon the Company's being notified by any Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Shareholder, the commissions paid or discounts or concessions allowed by the Selling Shareholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

      Any Securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

      The Selling Shareholders have entered into indemnification agreements with the Company pursuant to which the Company will be indemnified against failure by the Selling Shareholders to deliver a Prospectus if required, as well as against certain civil liabilities, including liabilities under the Securities Act or the Exchange Act, incurred in connection with any untrue (or alleged untrue) statement of a material fact or omission of a material fact in this Registration Statement to the extent such liability relates to information supplied by the Selling Shareholder for inclusion in the Registration Statement or Prospectus.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not enter bids to purchase, purchase or engage in similar trading or market making activities with respect to the Securities for a period commencing nine business days prior to the commencement of such distribution and ending with the completion of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders and any person participating in the distribution of the Securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of the Securities by the Selling Shareholders. All of the foregoing may affect the marketability of the Securities.

      In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is perfected.

      There can be no assurance that the Selling Shareholders will sell any or all of the Securities offered by them hereby.


                                   PART II
                                   -------

               INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3 (FORM S-8): DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed with the Commission (File No. 33-98682) pursuant to the Exchange Act are incorporated herein by reference:

      1. The Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1998, as filed and as amended from time to time.

      2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 12, 1998.

      All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.


ITEM 4 (FORM S-8): DESCRIPTION OF SECURITIES

The Common Stock

      Each holder of Common Stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. The Common Stock has no cumulative voting rights. The holders of shares of Common Stock have no preemptive rights and are entitled to share ratably in any dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. There are no pre-emptive or conversion rights, and the shares are not subject to redemption. All shares of Common Stock now outstanding and shares to be outstanding upon completion of this Offering are, and will be, fully paid and non-assessable.

      The Company's by-laws which govern the rights of stockholders of the Company in accordance with statutory guidelines set forth under the General Corporation Law of the State of Delaware, provide that such by-laws may be amended by a majority vote of the stockholders or by a majority vote of the Board of Directors. Any amendment of the by-laws by action of the Board of Directors is subject to further amendment or repeal by a majority vote of the stockholders.

      Stockholders do not have cumulative voting rights for the election of directors. Therefore, the holders of more than 50% of the shares voting for the election of directors could, if they chose to do so, elect all of the directors, and in such event, the holders of the remaining shares would not be able to elect any directors.

      The Company has not paid any dividends since its organization. While the payment of dividends rests within the discretion of the Board of Directors, the Company presently intends to retain all earnings, if any, in the foreseeable future for use in the development of its business. It is not anticipated that dividends will be paid in the foreseeable future. Moreover, there can be no assurance that dividends can or will ever be paid.

      There are no provisions discriminating against any existing or prospective holder of the Company's Common Stock as a result of such holder owning a substantial amount of the Company's Common Stock.

      With the exception of the authorized and unissued Preferred Stock, there is no provision in the Company's charter or by-laws that would have the effect of delaying, deferring or preventing a change in control in the Company or that would operate only with respect to an extraordinary corporate transaction involving the Company, such as a merger, reorganization, tender offer, sale or transfer of substantially all of the Company's assets, or liquidation. The Company, in its original Certificate of Incorporation, opted out of the provisions of Section 203 of the Delaware General Corporation Law relating to certain business combination transactions.

Transfer Agent

      The Transfer Agent for the Company's Common Stock is Jersey Transfer and Trust Co., 201 Bloomfield Avenue, P.O. Box 36, Verona, NJ 07044.


ITEM 5 (FORM S-8): INTERESTS OF NAMED EXPERTS AND COUNSEL

      The balance sheet of the Company as of February 28, 1997 and the statements of operations, changes in stockholders' equity and cash flows for year ended February 28, 1997, incorporated by reference in this Registration Statement, have been audited by Richard A. Eisner & Company, LLP, independent auditors. The balance sheet of the Company as of February 28, 1998 and the statements of operations, changes in stockholders' equity and cash flows for year ended February 28, 1998, incorporated by reference in this Registration Statement, have been audited by BDO Seidman, LLP, independent auditors. Richard A. Eisner & Company, LLP's report on the aforesaid financial statements dated May 30, 1997 is included in the Company's Annual Report on Form 10-KSB for the year ended February 28, 1997. BDO Seidman, LLP's report dated May 20, 1998 (June 12, 1998, as to notes 1 and 10), is included in the Company's Annual Report on Form 10-KSB for the year ended February 28, 1998 (the "1998 Annual Report"). These financial statements have been incorporated herein by reference in reliance upon the reports of Richard A. Eisner & Company, LLP and BDO Seidman, LLP, and upon their authority as experts in accounting and auditing.

      The legality of the Common Stock to be offered hereby has been passed upon for the Company by Reed Smith Shaw & McClay LLP, One Riverfront Plaza, Newark, NJ 07201. Gerard S. DiFiore, a member of the firm, holds a warrant to purchase shares of Common Stock.


ITEM 6 (FORM S-8) AND ITEM 15 (FORM S-3): INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company is permitted by Delaware law and required by its Certificate of Incorporation and By-Laws to indemnify any present or former director, officer, employee or agent against all expenses and liabilities reasonably incurred by him in connection with any legal action in which such person is involved by reason of his position with the Company unless he is adjudged liable for negligence or misconduct in the performance of his duties as a director, officer, employee or agent.

      In addition to such other rights of indemnification as they may have as directors or as members of the committee (the "Committee") administering the Company's 1995 Stock Option Plan (the "Plan"), under the terms of the Plan the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member is liable for negligence or misconduct in the performance of his duties.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


ITEM 7 (FORM S-8):  EXEMPTION FROM REGISTRATION CLAIMED

      Prior to the effectiveness of the initial filing of this Registration Statement, options to purchase 28,000 shares of Common Stock issued under the Plan were issued in a transaction not involving a public offering and such offer and sale was therefore exempt pursuant to the provision of
Section 4(2) under the Act. Fifty-thousand shares of Common Stock and options to purchase 350,000 shares of Common Stock were also issued pursuant to the recent amendment to the Plan prior to the effectiveness of this Post-Effective Amendment No. 1 in a non-public offering also pursuant to Section 4(2) under the Act.

ITEM 8 (FORM S-8) AND ITEM 16 (FORM S-3):  EXHIBITS


Number     Description
------     -----------

3.1        Registrant's Certificate of Incorporation, as amended

3.2        Registrant's By-Laws*

4.13       Registrant's 1995 Stock Option Plan, as amended

5.1        Opinion of Reed Smith Shaw & McClay LLP

10.11      Second Amendment to Consulting Agreement with Mission Bay
           Consulting,. Inc.

23.1       Consent of BDO Seidman LLP (included on page II-5)

23.2       Consent of Reed Smith Shaw & McClay LLP (included in Exhibit 5.1)

<F*>  Incorporated by reference to the Registrant's Form SB-2 Registration
      Statement No. 33-98682 filed on October 29, 1995.


ITEM 9 (FORM S-8) AND ITEM 17 (FORM S-3):  UNDERTAKINGS

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           CONSENT OF INDEPENDENT
                        CERTIFIED PUBLIC ACCOUNTANTS

JD American Workwear, Inc.
Coventry, Rhode Island

      We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Post-effective Amendment No. 1 to the Registration Statement on Form S-3 and Form S-8 of our report dated May 20, 1998 (June 12, 1998, as to notes 1 and 10), relating to the financial statements of JD American Workwear, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended February 28, 1998.

      We also consent to the reference to us under the caption "Interests of Named Experts and Counsel" included in the Prospectus.


                                       /s/ BDO Seidman, LLP
                                       BDO Seidman, LLP


Boston, Massachusetts
July 8, 1998


                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and Form S-3. and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Coventry, State of Rhode Island, on July 7, 1998.


                                       JD AMERICAN WORKWEAR, INC.


                                       By: /s/ David N. DeBaene
                                           ---------------------------
                                           David N. DeBaene, President


      Know all persons by these presents, that each person whose signature appears below, constitutes and appoints David N. DeBaene and, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and Form S-3 and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

      Signatures                             Title                           Date
      ----------                             -----                           ----

/s/ David N. DeBaene       Chairman of the Board, President and Chief    July 7, 1998
--------------------       Executive Officer (Principal Executive
David N. DeBaene           Officer)


/s/ Anthony P. Santucci    Treasurer, Chief Financial Officer,           July 7, 1998
-----------------------    Secretary and Director (Principal
Anthony P. Santucci        Financial Officer)



/s/ Thomas A. Lisi         Director                                      July 7, 1998
------------------
Thomas A. Lisi

/s/ Elizabeth Cotter       Director                                      July 7, 1998
--------------------
Elizabeth Cotter

/s/ Dean M. Denuccio       Director                                      July 7, 1998
--------------------
Dean M. Denuccio

/s/ Steev Panneton         Director                                      July 7, 1998
------------------
Steev Panneton

/s/ Herbert Canapary       Director                                      July 7, 1998
--------------------
Herbert Canapary
